Exhibit 10.22

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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POWER PURCHASE AGREEMENT

BETWEEN

LUMINANT ET SERVICES COMPANY LLC

AND

CIPHER MINING TECHNOLOGIES INC.

This POWER PURCHASE AGREEMENT (this “PPA”) is entered into this 23rd day of June, 2021 (“Effective Date”), by and between (i) Luminant ET Services Company LLC (“Seller”), a Texas limited liability company, and (ii) Cipher Mining Technologies Inc. (“Buyer”), a Delaware corporation. Seller and Buyer are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller’s Affiliate owns and operates a 1,054 megawatt natural gas fired electric generating facility located in [***], Texas (the “[***] Plant”);

WHEREAS, Buyer intends to locate its cryptocurrency mining data center (the “Buyer Facility”) on property at or near the [***] Plant, as described in the Lease;

WHEREAS, in connection with the Buyer Facility, Buyer and Seller’s Affiliate, [***], will enter into a lease agreement (the “Lease”);

WHEREAS, in connection with the Interconnection Electric Facilities (as defined below), the Buyer and Seller’s Affiliate, Vistra Operations Company LLC, will enter into a purchase agreement (the “Purchase Agreement”);

WHEREAS, Buyer has entered into a definitive agreement for a business combination (the “Merger Transaction”) with Good Works Acquisition Corp., a U.S. publicly traded special purpose acquisition company, and, upon closing of the Merger Transaction, the combined company will be named Cipher Mining Inc. and is expected to be listed on Nasdaq under the new ticker symbol “CIFR”; and

WHEREAS Seller desires to sell and deliver to Buyer at the Point of Delivery Energy produced by the [***] Plant or as otherwise agreed herein, and the Parties may discuss future opportunities for expansion or an additional phase at or near the Buyer Facility, or such other place and subject to such terms as the Parties may mutually agree, each in their sole discretion.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree to the following:

ARTICLE 1 - DEFINITIONS AND RULES OF INTERPRETATION

1.1 Rules of Construction. Except as otherwise provided in this PPA, the capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this PPA. Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings. In addition, the following rules of interpretation shall apply:

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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(A) References to “Articles,” “Sections,” or “Exhibits” shall be to articles, sections, or exhibits of this PPA.

(B) The Exhibits attached hereto are incorporated in and are intended to be a part of this PPA; provided, that in the event of a conflict between the terms of any Exhibit and the terms of this PPA, the terms of this PPA shall take precedence.

(C) The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this PPA.

(D) Use of the words “include” or “including” or similar words shall be interpreted as “including but not limited to” or “including, without limitation.”

(E) References to currency, including references to “dollars”, or the use of “$”, shall be to United States Dollars.

1.2 Definitions. Terms used in this PPA have the meanings set forth in this Section 1.2. “For purposes of convenience, this Section 1.2 identifies certain terms used in this PPA that are intended to have the meanings set forth for such terms (or applicable successor terms) in the ERCOT Protocols. The following terms shall have the meanings set forth herein:

“4CP” has the meaning ascribed to such term in the Oncor Electric Delivery Company LLC Tariff for Retail Delivery Service.

“Affiliate” of any named person or entity means any other person or entity that controls, is under the control of, or is under common control with, the named entity. The term “control” (including the terms “controls”, “under the control of’ and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management of the policies of a person or entity, whether through ownership interest, by contract or otherwise.

“Ancillary Services” has the meaning set forth in the ERCOT Protocols.

“Applicable Law” means all applicable laws, statutes, treaties, codes, ordinances, regulations, certificates, orders, licenses and permits of any Governmental Authority, now in effect or hereafter enacted, amendments to any of the foregoing, interpretations of any of the foregoing by a Governmental Authority having jurisdiction, and all applicable judicial, administrative, arbitration and regulatory decrees, judgments, injunctions, writs, orders, awards or like actions (including those relating to human health, safety, the natural environment or otherwise).

“Bankruptcy Event” means with respect to a Party, that either:

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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(i) such Party has (A) applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (B) admitted in writing its inability, or be generally unable, to pay its debts as such debts become due; (C) made a general assignment for the benefit of its creditors; (D) commenced a voluntary case under any bankruptcy law; (E) filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts; (F) failed to controvert in a timely and appropriate manner, or acquiesced in writing to, any petition filed against such Party in an involuntary case under any bankruptcy law; or (G) taken any corporate or other action for the purpose of effecting any of the foregoing; or

(ii) a proceeding or case has been commenced without the application or consent of such Party in any court of competent jurisdiction seeking (A) its liquidation, reorganization, dissolution or winding-up or the composition or readjustment of debts or, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of such Party under any bankruptcy law, and such proceeding or case has continued undefended, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of sixty (60) days.

“Business Day” means any calendar day that is not a Saturday, a Sunday, or a day on which commercial banks in Dallas, Texas or New York, New York are authorized or required to be closed.

“Buyer Completion Date” has the meaning set forth in the Purchase Agreement.

“Buyer Completion Deadline” has the meaning set forth in the Purchase Agreement.

“Buyer Facility” has the meaning in the recitals.

“Buyer Facility COD” means the date the Buyer Facility is ready to accept Energy hereunder.

“Cash Collateral” means a Letter of Credit or cash.

“COD Notice” shall have the meaning set forth in Section 4.2.

“Code” means the U.S. Internal Revenue Code of 1986, including applicable rules and regulations promulgated thereunder, as amended from time to time.

“Collateral” shall mean the Required Security Amount, and the Equipment Collateral.

“Contract Quantity” means a minimum of 200 megawatts up to 210 megawatts, during each hour of each day, during the applicable period.

“Contract Year” means each 12-month period commencing as of the Initial Delivery Date and each anniversary thereafter.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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“Costs” means, with respect to the Non-Defaulting Party, brokerage fees, commissions and other similar third-party transaction costs and expenses reasonably incurred by such Party either in terminating any arrangement pursuant to which it has hedged its obligations or entering into new arrangements which replace the PPA; and all reasonable attorneys’ fees and expenses incurred by the Non-Defaulting Party in connection with the termination of this PPA.

“Credit Rating” means the lowest rating then assigned to a Party’s, or its guarantor’s, as applicable, unsecured, senior long-term debt obligations (not supported by third party credit enhancements) by S&P or Moody’s, or if such entity does not have a rating for its unsecured, senior long-term debt obligations, then the lowest rating then assigned to such Party as an issuer by S&P or Moody’s.

“Curtailment Events” has the meaning set forth in Section 5.2.

“Customer Rules” has the meaning set forth in Section 17.2.

“Day” means a calendar day.

“Defaulting Party” means the Party in default under Section 10.1 or 10.2, as applicable.

“Delivery Ramp Schedule” has the meaning in Section 5.1(C).

“Due Date” has the meaning set forth in Article 7.

“Early Termination Date” shall have the meaning set forth in Section 10.3(A).

“Energy” means the electric energy generated from the [***] Plant, if the [***] Plant is available to produce electric energy, or otherwise from any available source or from the ERCOT grid, as determined by Seller in its sole discretion, pursuant to the terms and conditions hereunder and delivered to the Point of Delivery. Except with respect to electric energy generated from the [***] Plant, upon Buyer request, made no more than annually, Seller shall within a reasonable time deliver to Buyer a breakdown reflecting the approximate generator-type mix for electric energy for the ERCOT West Zone.

“EPC Agreement” has meaning set forth in the Purchase Agreement.

“ERCOT” means the Electric Reliability Council of Texas, Inc. or its successor in function.

“ERCOT Protocols” means the document, including any attachments, guides and other binding documents or exhibits referenced in that document, as amended from time to time, that contains the scheduling, operating, planning, reliability, and settlement (including customer registration) policies, rules, guidelines, procedures, standards, and criteria of ERCOT and as approved by ERCOT, as amended from time to time.

“Equipment Collateral” has the meaning set for in Section 9.1.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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“Event of Default” has the meaning set forth in Article 10.

“Financing” means construction, interim and/or long-term financing (including any refinancing of the foregoing) on terms acceptable to Seller, the proceeds of which, including debt and equity, finance the costs of the [***] Plant, including a non-recourse financing.

“Force Majeure” has the meaning set forth in Section 13.1(A).

“Forced Outage” means the removal from service of the [***] Plant or other facility for emergency reasons or a condition in which the [***] Plant is unavailable due to unanticipated failure.

“Gains” means, with respect to any Party, an amount equal to the present value of the economic benefit to it, if any (exclusive of Costs), resulting from the termination of this PPA, determined in a commercially reasonable manner.

“Governmental Authority” means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal.

“Independent Collateral Amount” means twelve million, five hundred fifty-three thousand, eight hundred four dollars ($12,553,804.00).

“Interconnection Electric Facilities” has the meaning set forth in the Lease.

“Initial Delivery Date” has the meaning in Article 2.

“Initial Term” has the meaning set forth in Article 2.

“Interest Rate” means, for any date, the lesser of (a) the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” on such day (or if not published on such day on the most recent preceding day on which published), plus two percent (2%) and (b) the maximum rate permitted by applicable law.

“Lease” has the meaning set forth in the introduction to this PPA.

“Leased Property” means the property that is the subject of the Lease.

“Letter of Credit” means one or more irrevocable, transferable standby letters of credit in a form reasonably acceptable to the Party in whose favor the letter of credit is issued, issued by a U.S. commercial bank or a U.S. branch of a foreign bank, in each case, with a Credit Rating of at least A- from S&P and A3 from Moody’s, and at least US$10,000,000,000 in assets, and as described more specifically in Section 9.3.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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“Lien Value Credit” for each Contract Year has the value assigned in the following table:

Contract Year	Lien Value Credit
1	$45,000,000
2	$36,000,000
3	$27,000,000
4	$18,000,000
5	$9,000,000

“Losses” means, with respect to any Party, an amount equal to the present value of the economic loss to it, if any (exclusive of Costs), resulting from termination of this PPA, determined in a commercially reasonable manner.

“MDMA” has the meaning set forth in Section 5.5.

“Moody’s” means Moody’s Investor Services, Inc. or its successor.

“MW” means megawatt.

“MWh” means megawatt hour.

“MWh Rate” means the price of $[***]/MWh, which shall stay in effect for the Term.

“NERC” means North American Electric Reliability Corporation.

“Non-Defaulting Party” has the meaning set forth in Section 10.3(A).

“Operating Rules” has the meaning set forth in Section 6.2.

“Outside Date” has the meaning set forth in the Purchase Agreement.

“PPA” means this Power Purchase Agreement between Seller and Buyer, including the Exhibits attached hereto.

“Point of Delivery” means the 13.8kV or 34.5kV bus directly adjacent to Buyer’s 34.5kV distribution transformer.

“PUCT” means the Public Utility Commission of Texas.

“Purchase Agreement” has the meaning set forth in the introduction to this PPA.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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“Replacement Price” means the price, on a per MWh basis, at which Buyer, acting in a commercially reasonable manner, purchases at the Point of Delivery a replacement for any Energy required to be delivered hereunder but not delivered by Seller, plus (i) costs reasonably incurred by Buyer in purchasing such substitute Energy (including but not limited to reasonable agency or finder fees) and (ii) additional transmission charges and any Oncor XFMR tariff-related charges (as described in the Oncor Electric Delivery Company LLC Tariff for Transmission Service), if any, reasonably incurred by Buyer to the Point of Delivery, or at Buyer’s option, the market price at the Point of Delivery for such product not delivered as determined by Buyer in a commercially reasonable manner; provided, however, such price shall not include any penalties, 4CP charges, or any 4CP-related ratcheted demand.

“Required Security Amount” has the meaning set forth in Section 9.1.

“S&P” means the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

“Seller’s Exposure” means the current mark-to-market value of this PPA, as calculated by Seller in good faith and in a commercially reasonable manner, using midpoint values, calculated using the West Hub.

“Substantive Rules” means Substantive Rules Applicable to Electric Service Providers promulgated by the PUCT, as such rules may be amended, replaced, modified, repealed or adopted from time to time.

“Seller COD” means the date on which the Interconnection Electric Facilities are completed and made operational by Seller and Seller is ready to deliver Energy to the Point of Delivery.

“Take or Pay Arrangement” means, so long as Seller is capable of delivering Energy, Buyer either accepts delivery of the Contract Quantity from Seller or pays the MWh Rate for the Contract Quantity regardless of whether such Contract Quantity is consumed by Buyer.

“Term” means the period of time during which this PPA shall remain in full force and effect, and which is further defined in Article 2.

“Termination Payment” means an amount equal to the sum of any payments then due to the Non-Defaulting Party for prior performance (net of payments owed to the Defaulting Party for prior performance), plus the non-faulting party’s Gains or Losses, and Costs. If the Non-Defaulting Party’s Gains exceeds the sum of any payments then due to the Non-Defaulting Party for prior performance plus its Costs and Losses, then the Termination Payment is zero. Gains and losses shall be calculated as the amount equal to the present value of the economic benefit or loss to the Non-Defaulting Party resulting from the termination of the PPA for the remaining term of the PPA had it not been terminated, as determined in a commercially reasonable manner.

ARTICLE 2 - TERM AND TERMINATION

2.1 The obligations of Seller to deliver Energy and the obligations of Buyer to purchase Energy pursuant to this PPA shall become effective as of the first day of the month following both the Seller COD and the Buyer Facility COD (the “Initial Delivery Date”), and shall continue for five (5) years thereafter (the “Initial Term”). Subsequently, the Initial Term shall automatically renew for a period of one (1) year unless either Party provides written notice to the other Party of its intent to terminate the PPA at least six (6) months prior to expiration of the then current term,

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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subject to early termination provisions set forth herein. If the closing of the Merger Transaction has not occurred on or before August 31, 2021, then Seller may terminate this PPA effective upon notice to Buyer, unless such condition has been waived in writing by Seller. Within ten (10) Business Days of such termination, Seller shall return the Collateral to Buyer. Following the return of the Collateral to Buyer, neither Party shall have any obligation or liability to the other by reason of such termination. If the Initial Term and any renewal period has expired and the PPA has terminated, then for so long as the Lease remains effective, and Buyer has not sold the Interconnection Facilities to Seller, Buyer shall pay to Seller an annual Interconnection Facilities transfer delay fee in the amount of $75,000.00, such amount payable within five (5) Business Days following the termination of the PPA, and each anniversary thereof, and (ii) Seller shall cooperate with Buyer in respect to Buyer’s efforts to deliver to the Point of Delivery a replacement for any Energy required to be delivered hereunder but not delivered by Seller, including allowing the use of the [***] Plant’s electrical infrastructure.

ARTICLE 3 - BUYER’S EARLY TERMINATION RIGHTS

3.1 Buyer shall be entitled to terminate this PPA early, at its election, on or after the date that is twenty-four (24) months after the Initial Delivery Date; provided that Buyer duly delivers written notice of its election to terminate under this Article 3 to Seller at least three (3) months prior to the early termination date specified in such notice; and provided further that Buyer pays to Seller the present value of liquidating the remaining portion of this PPA, calculated in accordance with the definition of “Termination Payment” (as if Buyer were the defaulting party), plus reimbursement for the remaining amounts due under the Purchase Agreement.

ARTICLE 4 - COMMERCIAL OPERATION

4.1 Seller COD. The target for Seller COD is on or before April 30, 2022, but shall occur on or before the Outside Date; provided that in no event shall the Seller COD occur before the date that is three Business Days after the closing date of the Merger Transaction. Seller agrees to provide the Buyer with a notice of the Seller COD at least three (3) Business Days days prior to such Seller COD. If the Seller COD has not occurred on or before the Outside Date, then, notwithstanding Section 2.1 above, the Term shall begin as of the Buyer Completion Date, provided, the Buyer Completion Date occurs before the Buyer Completion Deadline. If the Buyer Completion Date occurs after the Buyer Completion Deadline, then either Party may terminate this PPA effective upon notice to the other Party, unless such condition has been waived in writing by both Parties, and Buyer may enter into an agreement to purchase electric energy from an alternative provider. Within ten (10) Business Days of such termination. Seller shall return the Collateral to Buyer. Following the return of the Collateral to Buyer, neither Party shall have any obligation or liability to the other by reason of such termination.

4.2 The following condition shall be satisfied or waived by Seller as a condition precedent to Seller’s delivery obligations hereunder:

Buyer shall be in compliance with the requirements of Section 9.1.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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ARTICLE 5 - DELIVERY, SCHEDULING AND METERING

5.1 Delivery and Scheduling Arrangements.

(A) Commencing on the Initial Delivery Date, subject to Curtailment Events and Buyer Elections as et forth in Section 5.3, Seller shall supply to the Buyer, and Buyer shall accept from Seller, the Contract Quantity then in effect. Seller shall be responsible for all actions and related costs required to deliver the Energy to the Point of Delivery. Seller shall be deemed to be in control of the Energy output up to and until delivery and receipt at the Point of Delivery, and Buyer shall be deemed to be in control of such Energy from and after delivery and receipt at the Point of Delivery. Title and risk of loss related to the Energy shall transfer from Seller to Buyer at the Point of Delivery. The Parties hereby agree that sales of Energy hereunder are on a “Take or Pay Arrangement”. As further described in Section 5.3 below, the sale of Energy hereunder is on a firm basis and Buyer shall take or pay for the Contract Quantity.

(B) Buyer shall be responsible for receiving Energy at the Point of Delivery.

(C) Within three (3) Business Days of receipt of the Seller COD Notice, Buyer shall provide to Seller a schedule reflecting Buyer’s requested weekly ramp up of Energy deliveries for the first six weeks beginning after the Buyer Facility COD.

5.2 Curtailment Events. Notwithstanding anything to the contrary herein, Seller shall be entitled, at its sole discretion, and without any liability to Buyer, to curtail the Energy delivered hereunder for a maximum of [***]% of total hours of Energy in each Contract Year of the PPA (the “Curtailment Events”). A Curtailment Event shall mean at least a 1-hour window during which Seller in its sole discretion shall be entitled to reduce, partially or fully, the Energy supply to Buyer. With respect to each Curtailment Event, Buyer shall curtail its load within [***] minutes of its receipt of notice from Seller. Forced Outages shall not count as Curtailment Events. If Buyer fails to curtail its load, after due receipt of a Curtailment Event notice from Seller, then, in addition to any remedy available to Seller hereunder, Buyer shall pay to Seller for each MWh of Energy received that was subject to the Curtailment Event, the price reflected for electricity, ancillary services, and retail adders, if any, for such hour in the ERCOT Real-Time market.

5.3 Buyer Elections. The Buyer, by giving notice at least three (3) Business Days prior to the affected month, shall provide notice to Seller of its election to take or pay any of (i) [***]%, (ii) [***]%, or (iii) a Buyer-specified amount between [***]% and [***]% of the Contract Quantity during the affected month; provided that, in [***] and [***] of each Contract Year, Buyer shall be deemed to have irrevocably elected to take or pay for [***]% of the Contract Quantity then in effect. In any affected month for which Buyer has elected [***]% pursuant to the preceding sentence, to the extent Buyer wishes to change such election, Buyer may make such request for change the acceptance of which shall be subject to Seller’s consent, in Seller’s sole discretion. If Seller agrees to such change, then notwithstanding anything to the contrary herein, the MWh Rate for Energy delivered to Buyer, if any, for such affected month shall be the greater of (i) the MWh Rate as defined in Section 1.1 and (ii) with respect to Energy delivered each hour, the price reflected for electricity, ancillary services, and retail adders, if any, for such hour in the ERCOT Real-Time market. Notwithstanding the foregoing, Buyer shall take or pay for an average of [***]% of the Contract Quantity for each Contract Year. At any time upon two (2) hours prior

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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notice to Seller, Buyer may elect not to receive and use part or all of the scheduled Energy and request that Seller liquidate and sell part or all of such Energy to the ERCOT Real-Time market (such unused Energy, “Surplus Energy”). All requests by Buyer for Seller to make sales of Surplus Energy into the ERCOT Real-Time market must be for a minimum of 1 MW for 1 hour. If Seller sells such Surplus Energy into the ERCOT Real-Time market, then (i) Buyer shall be deemed to have received such Surplus Energy, (ii) such Surplus Energy shall count toward Buyer’s Take or Pay Arrangement and (iii) Buyer shall pay Seller the MWh Rate for such Surplus Energy sold by Seller to the ERCOT Real-Time market. Seller shall credit Buyer’s account for any proceeds received by Seller from any such sales of Surplus Energy. If any sale of Surplus Energy results in a negative amount, then Seller shall invoice Buyer an amount equal to the absolute value of such negative amount.

5.4 Failure to Deliver. If Seller fails to deliver all or part of the Energy as required hereunder, and such failure is not excused under the terms of this PPA, Force Majeure, or by Buyer’s failure to perform, then Seller shall pay Buyer, on the date payment would otherwise be due from Buyer to Seller in respect of the month in which the failure occurred, an amount for such deficiency equal to the positive difference, if any, obtained by subtracting (x) the MWh Rate from (y) the Replacement Price, such difference multiplied by the deficiency volume of energy (in MWh). The invoice for such amount shall include a written statement explaining in reasonable detail the calculation of such amount.

5.5 Metering.

(A) Buyer shall be responsible for providing, directly or through its Meter Data Management Agent (the “MDMA”) or other third-party provider, revenue quality metering at the Point of Delivery that is capable of accurately measuring Buyer’s total load. Buyer shall be responsible for and bear all costs that are associated with such metering equipment. Annually, Buyer shall arrange and be responsible for the associated costs to have the metering equipment tested and maintained to ensure accuracy within one percent (1%). Buyer shall promptly advise Seller if the results of any annual test show an inaccuracy of more than one percent (1%). If any annual test shows a meter to be inaccurate by more than one percent (1%), a correction shall be made on the invoice for one-half the elapsed period since the last test or for the entire period since the inaccuracy occurred if such period can be determined by the Parties.

(B) Buyer or its MDMA shall provide to Seller, in a timeframe and format reasonably acceptable to Seller, hourly load data from the metering equipment at the Point of Delivery to enable Seller to determine the amount of Power procured under the PPA. If it is determined that actual meter data is not available, the Parties shall mutually agree on an estimation of the missing data utilizing Buyer’s historical load profile and adjusting for any known significant weather or system configuration anomalies.

ARTICLE 6 - SALE AND PURCHASE OF ENERGY

6.1 Energy Payment Rate. Commencing on the Initial Delivery Date, Buyer shall pay Seller an amount equal to the MWh Rate multiplied by the quantity of MWh of Energy subject to the Take or Pay Arrangement including such Energy delivered to Buyer at the Point of Delivery. The Parties hereby agree that the MWh Rate includes the cost of Energy, Ancillary Services and other services/products required to affect delivery of Energy at a retail-meter level to the Point of Delivery.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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6.2 Compliance. Each Party shall comply with all ERCOT Protocols, NERC reliability standards and PUCT rules (“Operating Rules”) applicable to it. In the event of a Party’s failure (the “Responsible Party”) to comply with such Operating Rules, which failure causes the other Party to incur charges or penalties under the Operating Rules, the Responsible Party shall either pay such charges or penalties or reimburse the other Party if the other Party has paid such charges or penalties. In the event both Parties cause charges or penalties to be incurred, each Party shall pay its proportionate share of such charges or penalties. Both Parties agree that they will use commercially reasonable efforts and exercise reasonable diligence to minimize any charges or penalties incurred by failing to comply with the Operating Rules.

ARTICLE 7 - BILLING AND PAYMENT

7.1 Seller shall deliver to Buyer an invoice under the PPA, on or before the 10th Business Day of the month following the month in which service was provided. If actual meter data is not available, Seller may estimate the invoice amount based on Buyer’s scheduled loads or an amount agreed to by the Parties for the billing month. Payments shall be received by Seller within ten (10) Business Days following the Buyer’s receipt of the invoice (the “Due Date”). Amounts not paid on or before the Due Date shall be deemed delinquent and Buyer shall be assessed interest at the Interest Rate. If Buyer, in good faith, disputes the correctness of any invoice under this PPA, then Buyer shall pay the undisputed portion on or before the Due Date and notify Seller of such dispute no later than the Due Date: (1) specifying the amount of the invoice it disputes; and (2) providing a written explanation of the basis of the dispute to Seller. If the disputed amount is determined to have been owed to Seller, it shall be paid to Seller on the latest of: the (i) Due Date; or (ii) within five (5) Business Days of such determination with interest at the Interest Rate from the Due Date until payment is made. Any amounts paid by Buyer that are later determined not to have been owed to Seller or any amounts not invoiced by Seller that are later determined to have been owed by Buyer shall be settled in accordance with this the terms of PPA consistent with this section. The Parties shall have the right to challenge and seek adjustment to any invoice at any time within twenty-four (24) months of issuance of any invoice.

ARTICLE 8 - OPERATING COMMITTEE

8.1 Buyer and Seller shall each appoint one representative and one alternate representative to act in matters relating to the Parties’ performance obligations under this PPA and to develop operating arrangements for the methods of day-to-day communications and such other matters as may be mutually agreed upon by the Parties. Such representatives shall constitute the “Operating Committee”, and shall be specified in Exhibit A. The Parties shall notify each other in writing of such appointments and any changes thereto. The Operating Committee shall have no authority to modify the terms or conditions of this PPA.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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ARTICLE 9 - SECURITY FOR PERFORMANCE

9.1 Security in Support of Buyer’s Obligations. No later than two (2) Business Days after Buyer receives notice from Seller that Seller has commenced construction on the Interconnection Electric Facilities, but no earlier than three Business Days after the date of the closing of the Merger Transaction, Buyer shall post Cash Collateral in the amount of half of the Independent Collateral Amount. On or before fifteen (15) days prior to the Seller COD, Buyer shall post Cash Collateral for the remainder of the Independent Collateral Amount. Such amount shall remain in place through the Term. In addition, on and after COD, if Seller’s Exposure reaches 95% of the posted Independent Collateral Amount, Buyer shall post additional Cash Collateral (in increments of one hundred thousand dollars ($100,000)) (the “Variable Collateral”) such that the sum of the Independent Collateral Amount, Lien Value Credit, and such additional Variable Collateral equal an amount no less than 105% of Seller’s Exposure (the sum of the Independent Collateral Amount and such additional Variable Collateral amounts referred to as the “Required Security Amount”).

In addition, the Buyer will give the Seller a 2nd Lien on the Interconnection Electric Facility, junior only to any lien granted to Seller’s Affiliate pursuant to the Purchase Agreement, and a 1st Lien on all other property and equipment of Buyer located on the Leased Property or Seller’s property (the “Equipment Collateral”). The amount of the security provided in this paragraph will decrease by 20% of the initial security provided in this paragraph after each year of the PPA.

9.2 Grant of Security Interest/Remedies. Buyer hereby grants to Seller a present and continuing security interest in, and lien on (and right of setoff against), and collateral assignment of, all Collateral. Upon or any time after the occurrence or deemed occurrence and during the continuation of an Event of Default or an Early Termination Date, if Seller is the Non-Defaulting Party and retains a secured interest in the Collateral, then the Seller may: (A) in respect to the Cash Collateral (i) exercise any rights and remedies available to the Seller, including any such rights and remedies under law then in effect; (ii) exercise its rights of setoff against any and all Cash Collateral; (iii) draw on any outstanding Letter of Credit issued for its benefit; in each case, free from any claim or right of any nature whatsoever of the Buyer; then (B) in respect to the Equipment Collateral, exercise any and all rights and remedies as a secured party. The Seller shall apply the proceeds of the Collateral realized upon the exercise of any such rights or remedies to reduce the Buyer’s obligations under the PPA (the Buyer remaining liable for any amounts owing to the Seller after such application), subject to the Seller’s obligation to return any surplus proceeds remaining after such obligations are satisfied in full.

9.3 Letters of Credit. Costs of a Letter of Credit shall be borne by the applicant for such Letter of Credit. In the event Buyer posts a Letter of Credit as Collateral, such Letter of Credit shall be in a form reasonably acceptable to the Seller, valid for a period of at least one year from issuance, and in an amount not less than the then-applicable Required Security Amount as may be modified per this Section 9.3. Unless such obligations are waived by beneficiary, a Letter of Credit must state that the issuing bank shall renew such letter automatically for successive one-year periods. The Buyer shall cause the renewal, extension, or replacement of any Letter of Credit, as applicable, at least thirty (30) Days before expiration or at least five (5) Business Days following a downgrade of the issuing bank such that it no longer qualifies to issue a Letter of Credit, as such rating threshold is described in the definition of “Letter of Credit”. If Buyer has not caused the renewal, extension, or replacement of a Letter of Credit by the time limits provided above, then the Seller shall have the right to draw upon the undrawn amount under the Letter of Credit. In the event that the Buyer draws on any portion of the Letter of Credit, the Buyer shall replenish such Collateral up to the amount required by this Article 9 within five (5) Business Days after the Seller makes any draw thereon as authorized by this PPA or the terms of such Letter of Credit.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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ARTICLE 10 - DEFAULT AND REMEDIES

10.1 Events of Default of Seller.

(A) Any of the following shall constitute an Event of Default of Seller as set forth herein:

(1) A Bankruptcy Event has occurred with respect to Seller;

(2) Seller’s failure to make any payment due to Buyer under this PPA and such failure is not remedied within three (3) Business Days of receipt of notice of such failure from Buyer;

(3) A willful and intentional breach of the EPC Agreement by Seller’s Affiliate, [***].

(4) Seller’s failure to comply with any other material obligation under this PPA, which would result in a material adverse impact on Buyer and such failure is not cured within fifteen (15) days of notice from Buyer; or

(5) Any representation or warranty made by Seller in this PPA shall prove to have been false or misleading in any material respect when made or ceases to remain true during the Term if such cessation would reasonably be expected to result in a material adverse impact on Buyer and such failure is not cured within fifteen (15) days of notice from Buyer.

10.2 Events of Default of Buyer.

(A) Any of the following shall constitute an Event of Default of Buyer:

(1) A Bankruptcy Event has occurred with respect to Buyer;

(2) Buyer fails to deliver and maintain Collateral as provided in Section 9.1 and such failure is not remedied within three (3) Business Days of receipt of notice of such failure from Seller;

(3) Buyer’s failure to make any payment due hereunder and such failure is not remedied within three (3) Business Days of receipt of notice of such failure from Seller;

(4) Buyer’s failure to comply with any other material obligation under this PPA, which would result in a material adverse impact on Seller and such failure is not cured within fifteen (15) days of notice from Seller; or

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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(5) A breach by Buyer under the Lease or Purchase Agreement shall have occurred and be continuing, and any applicable cure periods thereunder (if any) shall have expired.

(6) Any representation or warranty made by Buyer in this PPA shall prove to have been false or misleading in any material respect when made or ceases to remain true during the Term if such cessation would reasonably be expected to result in a material adverse impact on Seller and such failure is not remedied within fifteen (15) days of notice of such failure from the Seller.

10.3 Remedies.

(A) If an Event of Default with respect to a Defaulting Party shall have occurred and be continuing, the other Party (the “Non-Defaulting Party”) shall have the right (i) to designate a day, no earlier than the day such notice is effective and no later than 20 days after such notice is effective, as an early termination date (“Early Termination Date”) to accelerate all amounts owing between the Parties and to liquidate and terminate the PPA, (ii) withhold any payments due to the Defaulting Party under this PPA and (iii) suspend performance.

(B) The Non-Defaulting Party shall calculate, in a commercially reasonable manner, a Termination Payment as of the Early Termination Date, provided that the Non-Defaulting Party shall not owe the Defaulting Party any Termination Payment.

(C) As soon as practicable after a liquidation, notice shall be given by the Non-Defaulting Party to the Defaulting Party of the amount of the Termination Payment. The notice shall include a written statement explaining in reasonable detail the calculation of such amount. The Termination Payment shall be made by the Party that owes it within two (2) Business Days after such notice is effective.

ARTICLE 11 - CHANGE IN LAW

If Seller’s cost to serve Buyer under this PPA is materially increased as a result of judicial, governmental, quasi-governmental (e.g. ERCOT) or regulatory action that occurs after three (3) months following execution of the PPA, then Seller may adjust the MWh Rate under this PPA in order to reflect the increased cost to Seller of supplying Energy to Buyer as a result of any such change(s). Seller shall provide Buyer with written notice of the adjustment to the MWh Rate, along with a written explanation of the change that includes the effective date of the adjustment and the circumstances giving rise to the increased cost to Seller. In the event of a change to the MWh Rate such that the new MWh Rate would be greater than US$[***] per MWh for Buyer, then the Buyer shall be entitled to terminate the PPA immediately and without liability of either Party, except that the Parties shall equally share the cost of the remaining principal amount of the Interconnection Electric Facility pursuant to the agreed upon amortization schedule in the Purchase Agreement. If the Buyer, at its sole discretion, elects not to terminate the PPA but continue with the increased price, the Buyer shall bear the full impact of the price increase. Buyer waives its right to terminate for changes as set forth under this Article 11 unless Buyer terminates within thirty (30) days of receipt of notice of the adjustment from Seller.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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ARTICLE 12 - CONTRACT ADMINISTRATION AND NOTICES

12.1 Notices in Writing. Notices required by this PPA shall be addressed to the other Party, including both the other Party’s Representative for Notices and representative on the Operating Committee, at the addresses noted in Exhibit C as either Party updates them from time to time by written notice to the other Party. Any notice, request, consent, or other communication required or authorized under this PPA to be given by one Party to the other Party shall be in writing, and shall either be hand delivered or mailed (or sent via courier), postage prepaid, to the representative of said other Party. If mailed, the notice, request, consent or other communication shall be simultaneously sent by E-mail or other electronic means. Any such notice, request, consent, or other communication shall be deemed to have been received by the close of the Business Day on which it was hand delivered or transmitted electronically (unless hand delivered or transmitted after such close in which case it shall be deemed received at the close of the next Business Day).

12.2 Representative for Notices. Each Party shall maintain a designated representative to receive notices. Such representative may, at the option of each Party, be the same person as that Party’s representative or alternate representative on the Operating Committee, or a different person. Either Party may, by written notice to the other Party, change the representative or the address to which such notices and communications are to be sent

12.3 Authority of Representatives. The Parties’ representatives designated above shall have authority to act for its respective principals in all technical matters relating to performance of this PPA and to attempt to resolve disputes or potential disputes. However, they, in their capacity as representatives, shall not have the authority to amend or modify any provision of this PPA.

ARTICLE 13 - FORCE MAJEURE

13.1 Definition of Force Majeure.

(A) The term “Force Majeure”, as used in this PPA, means causes or events beyond the reasonable control of, and without the fault or negligence of the Party claiming Force Majeure, including acts of God; tornadoes; floods; hurricanes; severe ice storms; vandalism beyond that which could reasonably be prevented by a Party; terrorism; war; riots; fire; explosion; blockades; insurrection; and actions by any Governmental Authority taken after the date hereof (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such Governmental Authority) but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits, or approvals required by any Governmental Authority.

(B) Notwithstanding the foregoing, the term Force Majeure does not include (i) changes in market conditions that affect the cost of supplies, or that affect demand or price for power; (ii) any labor strikes, slow-downs or stoppages, or other labor disruptions against either Party’s contractors or subcontractors; or (iii) actions or inactions by a Governmental Authority that increase the costs for either Party.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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13.2 Applicability of Force Majeure.

(A) Neither Party shall be responsible or liable for any delay or failure in its performance under this PPA, nor shall any delay, failure, or other occurrence or event become an Event of Default, to the extent such delay, failure, occurrence or event is caused by Force Majeure, provided that:

(1) the non-performing Party gives the other Party prompt written notice describing the particulars of the occurrence of the Force Majeure;

(2) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

(3) the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end the Force Majeure; and

(4) when the non-performing Party is able to resume performance of its obligations under this PPA that Party shall give the other Party written notice to that effect.

(B) Except as otherwise expressly provided for in this PPA, the existence of a condition or event of Force Majeure shall not relieve the Parties of their obligations under this PPA (including payment obligations) to the extent that performance of such obligations is not precluded by the condition or event of Force Majeure.

13.3 Limitations on Effect of Force Majeure. In no event will any delay or failure of performance caused by Force Majeure extend this PPA beyond its stated Term. In the event that any delay or failure of performance caused by Force Majeure affecting a Party continues for an uninterrupted period of one hundred eighty (180) Days from its inception (with respect to Force Majeure occurring prior to Seller COD or Buyer Facility COD) or three hundred sixty-five (365) Days from its inception (with respect to Force Majeure occurring after Seller COD or Buyer Facility COD), the Party not claiming Force Majeure may, at any time following the end of such period, terminate this PPA upon written notice to the affected Party, without further obligation by either Party except as to costs and balances incurred prior to the effective date of such termination.

ARTICLE 14 - REPRESENTATIONS AND WARRANTIES

14.1 Seller’s Representations and Warranties. Seller hereby represents and warrants as follows:

(A) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Seller is qualified to do business in each other jurisdiction where the failure to so qualify would have a material adverse effect on the business or financial condition of Seller; and Seller has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this PPA.

(B) The execution, delivery, and performance of its obligations under this PPA by Seller have been duly authorized by all necessary corporate action, and do not and will not:

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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(1) require any consent or approval by any governing body of Seller, other than that which has been obtained and is in full force and effect (evidence of which shall be delivered to Buyer upon its request);

(2) violate any Applicable Law, or violate any provision in any formation documents of Seller, the violation of which could have a material adverse effect on the ability of Seller to perform its obligations under this PPA;

(3) result in a breach or constitute a default· under Seller’s formation documents or bylaws, or under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this PPA; or

(C) This PPA is a valid and binding obligation of Seller except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to creditors’ rights generally.

(D) The execution and performance of this PPA will not conflict with or constitute a breach or default under any contract or agreement of any kind to which Seller is a party or any judgment, order, statute or regulation that is applicable to Seller.

(E) Seller shall obtain and maintain all permits, consents, approvals, licenses, authorizations, or other action required by any Governmental Authority authorizing Seller’s execution, delivery and performance of this PPA pursuant to this PPA and such documents, approvals and authorizations shall remain in full force and effect.

(F) Seller shall comply with all Applicable Laws, regulations and regulatory requirements in effect or that may be enacted during the Term.

14.2 Buyer’s Representations and Warranties. Buyer hereby represents and warrants as follows:

(A) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of Buyer. Buyer has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this PPA.

(B) The execution, delivery, and performance of its obligations under this PPA by Buyer have been duly authorized by all necessary corporate action, and do not and will not:

(1) require any consent or approval of Buyer’s shareholders;

(2) violate any Applicable Law, or violate any provision in any corporate documents of Buyer, the violation of which could have a material adverse effect on the ability of Buyer to perform its obligations under this PPA;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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(3) result in a breach or constitute a default under Buyer’s corporate charter or bylaws, or under any agreement relating to the management or affairs of Buyer, or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which Buyer is a party or by which Buyer or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this PPA; or

(4) result in, or require the creation or imposition of, any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this PPA) upon or with respect to any of the assets or properties of Buyer now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this PPA.

(C) This PPA is a valid and binding obligation of Buyer except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to creditors’ rights generally.

(D) Energy purchased hereunder is for its own use and not for resale.

(E) Buyer owns and operates the infrastructure from the Point of Delivery to Buyer’s 34.5 kV mains.

(F) Buyer has obtained all necessary permits, consents, approvals, licenses, authorizations required for its performance of this PPA.

(G) Buyer has obtained all applicable permits on environmental impact relating to its facility and operations.

(H) The execution and performance of this PPA will not conflict with or constitute a breach or default under any contract or agreement of any kind to which Buyer is a party or any judgment, order, statute, or regulation that is applicable to Buyer.

ARTICLE 15 - INDEMNITY

15.1 Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party (the “Indemnified Party”) from and against all third party claims, demands, losses, liabilities, penalties, and expenses (including reasonable attorneys’ fees) for personal injury or death to persons and damage to the Indemnified Party’s real property and tangible personal property or facilities or the property of any other person or entity to the extent arising out of, resulting from, or caused by a breach by Indemnifying Party of its obligations under this PPA, violation of any Applicable Laws, or by the negligent or tortious acts, errors, or omissions of the Indemnifying Party, its Affiliates, its directors, officers, employees, or agents. Nothing in this Section shall enlarge or relieve Seller or Buyer of any liability to the other for any breach of this PPA. This indemnification obligation shall apply notwithstanding any negligent or intentional acts, errors or omissions of the Indemnified Party, but the Indemnifying Party’s liability to pay damages to the Indemnified Party shall be reduced in proportion to the percentage by which the Indemnified Party’s negligent or intentional acts, errors or omissions caused the damages. Neither Party shall be indemnified for its damages resulting from its gross negligence, intentional acts, willful misconduct, or fraud. These indemnity provisions shall not be construed to relieve any insurer of its obligation to pay claims consistent with the provisions of a valid insurance policy.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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15.2 Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative, or legal proceeding, or investigation as to which the indemnity provided for in this Article may apply, the Indemnified Party shall notify the Indemnifying Party in writing of such fact.

15.3 The Indemnified Party and Indemnifying Party shall cooperate with respect to any settlement issues, provided that settlement or full payment of any such claim may be made only following consent of the Indemnifying Party or, absent such consent, written opinion of the Indemnified Party’s counsel that such claim is meritorious or warrants settlement.

15.4 Except as otherwise provided in this Article, in the event that a Party is obligated to indemnify and hold the other Party and its successors and assigns harmless under this Article 15, the amount owing to the Indemnified Party will be the amount of the Indemnified Party’s actual loss net of any insurance proceeds received by the Indemnified Party following an effort by the Indemnified Party to obtain such insurance proceeds.

15.5 If fines, penalties or legal costs are assessed against either Party (“X”) by any court or governmental agency due to the other Party’s (“Y”) failure to comply with all Applicable Laws, regulations or other regulatory requirements, Y shall indemnify and hold harmless Buyer from and against any and all fines, penalties, losses, liabilities, damages, claims and costs (including reasonable attorneys’ fees and court costs) arising out of or incurred as a result, directly or indirectly, of such failure.

ARTICLE 16 - ASSIGNMENT

Except as permitted in this Article 16, neither Party shall assign this PPA or any portion thereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this PPA or the accounts, revenues or proceeds hereof in connection with any Financing or other financial arrangements, (ii) transfer or assign this PPA to an affiliate of such Party which affiliate’s creditworthiness is equal to or higher than that of such Party, or (iii) transfer or assign this PPA to any person or entity succeeding to all or substantially all of the assets of the assigning Party and whose creditworthiness is equal to or higher than that of such Party.

ARTICLE 17 - MISCELLANEOUS

17.1 Waiver. The failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this PPA, or to take advantage of any of its rights thereunder, shall not constitute a waiver or relinquishment of any such terms, conditions, or rights, but the same shall be and remain at all times in full force and effect.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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17.2 Applicable Laws. This PPA is subject to all Applicable Laws, regulations, rules and orders, except both Parties agree that it is their intention to agree to terms and conditions different from those set forth in the “Customer Protection Rules for Retail Electric Service” as amended, or as may be amended in the future (the “Customer Rules”) of the Substantive Rules. In the event that there is any conflict between the terms contained in this PPA and the Customer Rules, this PPA shall control. The Parties expressly acknowledge that certain terms and conditions addressed in the Customer Rules may not be provided for or referred to in this PPA, and, in such event, it is the intent of the Parties that such terms and conditions are hereby waived by the Parties and agreed to be not applicable to the Parties.

17.3 Taxes. Seller shall pay or cause to be paid all taxes on or with respect to the purchase and sale of the Energy prior to the Point of Delivery. Buyer shall pay or cause to be paid all taxes on or with respect to the purchase and sale of the Energy at and from the Point of Delivery (other than ad valorem, franchise or income taxes which are related to the sale of Electricity and are, therefore, the responsibility of the Seller). In the event Seller is required by law or regulation to remit or pay taxes which are Buyer’s responsibility hereunder, Buyer shall promptly reimburse Seller for such taxes. If Buyer is required by law or regulation to remit or pay taxes which are Seller’s responsibility hereunder, Buyer may deduct the amount of any such taxes from the sums due to Seller under this PPA. Nothing shall obligate or cause a Party to pay or be liable to pay any taxes for which it is exempt under the law

17.4 Rate Changes. The terms and conditions and the rates for service specified in this PPA shall remain in effect for the term of the transaction described herein. Absent the agreement of the Parties to the proposed change, the standard of review for changes to any portion of this PPA proposed by a non-party, or the PUCT acting sua sponte, will be the strictest standard of review permissible to preserve the intent of the Parties to uphold the sanctity of contracts without modification, which in no event will be lower than the “public interest” standard of review set forth in High Plains Natural Gas Co. v. Railroad Commission, Tex. Civ. App. – Austin 1971, writ ref’d n.r.e.).

17.5 Service Contract. The Parties acknowledge and agree that, for accounting and tax purposes, this PPA is not and shall not be construed as a capital lease and, pursuant to Section 7701(e)(3) of the Code, this PPA is and shall be deemed to be a service contract.

17.6 No Third-Party Beneficiaries. Nothing in this PPA shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a party to this PPA.

17.7 Relationship of the Parties.

(A) This PPA shall not be interpreted to create an association, joint venture, or partnership between the Parties nor to impose any partnership obligation or liability upon either Party.

(B) Seller shall be solely liable for the payment of all wages, taxes, and other costs related to the employment of persons to perform such services, including all federal, state, and local income, social security, payroll, and employment taxes and statutorily mandated workers’ compensation coverage. None of the persons employed by Seller shall be considered employees of Buyer for any purpose; nor shall Seller represent to any person that he or she is or shall become a Buyer employee.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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17.8 Survival of Obligations. Cancellation, expiration, or earlier termination of this PPA shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration, or termination, prior to the term of the applicable.

17.9 Severability. In the event any of the terms, covenants, or conditions of this PPA, its Exhibits, or the application of any such terms, covenants, or conditions, shall be held invalid, illegal, or unenforceable by any court or administrative body having jurisdiction, all other terms, covenants, and conditions of the PPA and their application not adversely affected thereby shall remain in force and effect; provided, however, that Buyer and Seller shall negotiate in good faith to attempt to implement an equitable adjustment in the provisions of this PPA with a view toward effecting the purposes of this PPA by replacing the provision that is held invalid, illegal, or unenforceable with a valid provision the economic effect of which comes as close as possible to that of the provision that has been found to be invalid, illegal or unenforceable.

17.10 Complete Agreement: Amendments. The terms and provisions contained in this PPA constitute the entire agreement between Buyer and Seller with respect to the Energy and shall supersede all previous communications, representations, or agreements, either verbal or written, between Buyer and Seller with respect to the sale of Energy hereunder. This PPA may be amended, changed, modified, or altered, provided that such amendment, change, modification, or alteration shall be in writing and signed by both Parties hereto.

17.11 Binding Effect. This PPA, as it may be amended from time to time pursuant to this Article, shall be binding upon and inure to the benefit of the Parties hereto and their respective successors-in-interest, legal representatives, and assigns permitted hereunder.

17.12 Headings. Captions and headings used in this PPA are for ease of reference only and do not constitute a part of this PPA.

17.13 Counterparts. This PPA may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

17.14 Governing Law; Venue. The interpretation and performance of this PPA and each of its provisions shall be governed and construed in accordance with the laws of the State of Texas. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Northern District of Texas, and in the absence of such federal jurisdiction, the Parties consent to be subject to the exclusive jurisdiction of the state courts located in Dallas, Texas, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this PPA or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Applicable Law.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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17.15 Limitation of Remedies, Liability and Damages17.16 . EXCEPT AS SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS PPA SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE NOT A PENALTY, ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

17.16 WAIVER OF JURY TRIAL. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK, AND ALL SUCH PERSONS IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO, A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS PPA, OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH PROCEEDING, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 17.16 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 17.16 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES

Confidentiality. Each Party agrees not to disclose to a third party (other than a Party’s outside counsel, consultants, accountants, lenders and prospective lenders, investors and prospective investors, prospective purchasers and other agents having a need to know, who agree to maintain the confidentiality of the information) or use for purposes other than related to this PPA, any non-public information of the other Party, including the terms of this PPA, proprietary information provided by one Party to the other pursuant to the terms of this PPA; and any other

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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information which has been designed as “confidential” by the disclosing party (collectively, “Proprietary Information”), unless the receiving Party obtains the prior written consent of the disclosing Party. Without limiting the generality of the foregoing, each Party shall observe the same safeguards and precautions with regard to Proprietary Information of the other Party, which such Party observes with respect to its own information of the same or similar kind. Notwithstanding the foregoing either Party may disclose any Proprietary Information that (a) becomes public information through no wrongful act of the receiving Party; or that is provided to the receiving Party by a third party without restriction known to the receiving Party and without breach of this PPA, or (b) the receiving Party is required to disclose to comply with an Applicable Laws or in the case of Buyer, such information may be disclosed by Buyer in connection with any regulatory proceeding in its sole discretion. To the extent such Proprietary Information is required to be provided pursuant to Applicable Laws, the Party required to provide such Proprietary Information shall use commercially reasonable efforts to notify the other Party as soon as practicable. To the extent this PPA is filed by Buyer or its Affiliates with the Securities and Exchange Commission or the terms and conditions of this PPA are disclosed publicly by Buyer or its Affiliates, Seller shall have the right to review and comment on such filing or disclosure prior to Buyer making such filing or disclosure.

[Signature Page(s) follows.]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

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IN WITNESS WHEREOF, the Parties have executed this PPA as of the date first written above.

Seller:

By:	/s/ Stephen J. Muscato
Name: Stephen J. Muscato Title:EVP and Chief Commercial Officer

Buyer:

By:	/s/ Tyler Page
Name: Tyler Page Title: CEO

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A

Operating Committee and Notices

SELLER

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BUYER

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